Exhibit 99.1
T STAMP INC
(‘Trust Stamp’ or ‘The Company’)
Nasdaq: IDAI
Trust Stamp files its 2024 10-K and gives forward-looking revenue and expense guidance
Trust Stamp announces that it filed its 2024 FY 10-K after the Nasdaq market closed on March 31, 2025, highlighted Q4 2024 results including revenue that substantially exceeded recent analysts' forecasts, and gave estimated revenue, expense, and cash-burn guidance for 2025 based on existing contracted revenue
March 31, 2025, Atlanta, Georgia, United States: Trust Stamp announces that:
1.It filed its 10-K report for the 2024 Financial Year after the Nasdaq market closed on March 31st, 2025.
2.Q4 2024 Revenue was $1.50m increased from $0.51m for Q3 of 2024 and $0.58m for Q4 of 2023.
3.Estimates of anticipated revenue from existing contracted customers for FY 2025 are believed to exceed $5.0m and do not include projected revenue from contracted customers that are not yet revenue-generating.
4.Expenses reductions for the balance of 2025 are estimated to result in new savings of $0.1m per month versus expenses in 2024.
5.Cash burn for Q1 of 2025 is estimated at $0.75m with an average burn over the balance of FY 2025 estimated at $0.2m per month based solely on revenue from existing customers that are both contracted and currently revenue-generating.

Inquiries
Investors:	shareholders@truststamp.ai
About Trust Stamp
Trust Stamp, the Privacy-First Identity Company ™, is a global provider of AI-powered software and data transformation services for use in multiple sectors, including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Trust Stamp is located across North America, Europe, Asia, and Africa and trades on the Nasdaq Capital Market (Nasdaq: IDAI).
Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the Company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.